CUSIP No.	865378103

EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto relating to the securities of SulphCo, Inc., and hereby affirm that this Amendment No. 7 to Schedule 13D is being filed on behalf of each of the undersigned.

Dated: April 5, 2010	By:	/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman

Dated: April 5, 2010	/s/ Doris M. Gunnerman
Doris M. Gunnerman